EXHIBIT 10.47

RETIREMENT AGREEMENT

This Retirement Agreement (the “Agreement”) is dated April 24, 2008, by and between Tidewater Inc., a Delaware corporation (“Company”) and J. Keith Lousteau (“Executive”).

WHEREAS, the Company entered into a Severance Agreement with Executive dated May 10, 2007, (the “Prior Agreement”);

WHEREAS, Executive has advised the Company of his desire to retire as the Company’s Chief Financial Officer and to assist the Company with an orderly transition, and the Company has agreed to accept the Executive’s decision, in each case subject to the terms and conditions provided herein; and

WHEREAS, Executive and the Company wish to confirm their mutual understanding regarding certain payments, rights and benefits that the Company has agreed to make to or confer upon the Executive upon his retirement, and to confirm that upon the execution of this Agreement by the parties, the Prior Agreement and all rights of the Executive thereunder shall be terminated.

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

EMPLOYMENT CAPACITY AND TERM

1. Employment. Executive agrees to continue to serve as an employee and the Chief Financial Officer of the Company on a full-time basis, such service to continue until September 30, 2008, provided that, if the President and Chief Executive Officer of the Company determines reasonably and in good faith that the continued service by the Executive as the Chief Financial Officer or as an employee is in the best interests of the Company and its stockholders, then, upon not less than 15 days written notice to the Executive to such effect, the Executive agrees to continue in the capacity requested by the President and Chief Executive Officer for such additional period as may be requested, but in no event beyond November 30, 2008 (the last day that Executive is employed by the Company being referred to as the “Retirement Date”). The Company shall have the right at any time during this period to notify the Executive that his continuing service as the Company’s Chief Financial Officer or his continuing provision of the other services under this Agreement is no longer required, subject to the Company’s obligation to make the payments and provide the benefits set forth in this Agreement.

2. Devotion to Responsibilities. Until such time as he is no longer the Chief Financial Officer of the Company, Executive shall carry on his ordinary and customary duties as Chief Financial Officer, including, without limitation, supervising the preparation and filing of the Company’s periodic reports with the Securities and Exchange Commission (and executing any certifications required to be executed by a chief financial officer in connection therewith), participating in analyst conference calls, supervising the Company’s financial reporting group, cooperating with the Company’s outside auditors (including executing any representation letters customarily required by auditors), and otherwise performing such responsibilities as have been discharged by the Executive in his capacity as the Chief Financial Officer in the past. In addition, the Executive shall assist the Company in effecting an orderly transition of his responsibilities to his successor and perform such other duties as may be reasonably requested by the Company’s board of directors and Chief Executive Officer.

ARTICLE II

COMPENSATION AND BENEFITS

1. Pre-Retirement Compensation and Benefits. Executive’s salary and benefits shall remain unchanged through the Retirement Date. In particular, Executive shall continue to be entitled to receive through the Retirement Date (and through any subsequent period of service as may be requested by the Company pursuant to Article I, Section 1) the same base salary that he was paid at the time that he entered into this Agreement, plus any increase to base salary that was approved but not implemented by the Company prior to the date of this Agreement.

2. Post-Retirement Payments. On the first business day that is more than six months following Executive’s “Separation from Service” with the Company, as such term is defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Company shall pay cash in a lump sum to Executive in an amount equal to the sum of (A) one and one-half times (1.5x) the sum of (1) the Executive’s base salary as in effect at the Retirement Date and (2) the average of the annual bonuses earned by the Executive under the Company’s annual bonus plan, inclusive of the bonus bank (the “Average Bonus”), with respect to the three fiscal years ending March 31, 2008, and (B) the product of the Average Bonus and a fraction, the numerator of which is the number of days that have elapsed from April 1, 2008 through the Retirement Date and the denominator of which is 365 (the sum of (A) and (B) being referred to herein as the “Retirement Payment”). In the event that the Retirement Date is a date other than September 30, 2008, the Retirement Payment shall be adjusted as follows:

(a) If the Retirement Date occurs prior to September 30, 2008, the Retirement Payment shall be increased by that amount of base salary that the Executive would have earned pursuant to Article II, Section 1 of this Agreement had the Retirement Date occurred on September 30, 2008.

(b) If the Retirement Date occurs subsequent to September 30, 2008, the Retirement Payment shall be reduced by that amount of base salary that the Executive has been paid pursuant to Article II, Section 1 of this Agreement after September 30, 2008.

For avoidance of doubt, any payments received by the Executive pursuant to this Article II, Section 2 shall not be deemed compensation earned by the Executive for purposes of calculating his retirement benefits under any qualified or non-qualified retirement plan in which the Executive participates.

3. Indemnification. The benefits provided herein are in addition to any rights to indemnification and defense, including any right to advancement of legal fees and expenses, as are provided to the Executive pursuant to the Company’s certificate of incorporation and bylaws, and under the Delaware General Corporation Law.

4. Post-Retirement Insurance. Subject to any eligibility or participation requirements as may be established pursuant to the terms thereof, Executive shall be entitled to continue to participate at the Company’s expense through May 31, 2010 in such group life insurance, long-term disability insurance and health insurance benefits (collectively, the “Group Benefits”) as the Company provides to its senior executive officer group during such period, or, alternatively, the Company shall compensate the Executive for the out-of-pocket costs incurred by the Executive to obtain commensurate benefits, including a gross-up payment to the Executive for the income tax consequences of such reimbursement (but not a gross-up for any other purpose); provided, however, that if any benefits provided to the Executive by the Company under this Article II, Section 3 are taxable to the Executive, then, with the exception of medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to the Executive pursuant to this Article II, Section 3 during the six month period following the date of Separation from Service shall be limited to the amount specified by Internal Revenue Code §402(g)(1)(B) for the year of the date of termination of employment (e.g. $15,500 in 2008). The Executive shall pay the cost of any benefits that exceed the amount specified in the prior sentence during the six month period following Separation from Service. The Company shall reimburse the Executive for all expenses paid by the Executive for such coverage on the first business day that is more than six months following the date of Separation from Service. The reimbursement of the cost of disability insurance, life insurance, the reimbursement of the cost of taxable medical, dental and hospitalization benefits after the end of the period during which the Executive would be entitled to continuation coverage under the Company’s group health plan under Section 4980B of the Code (COBRA), and the reimbursement of any other taxable benefits provided under this Section 3, shall comply with the requirement that non-qualified deferred compensation be paid on a specified date or pursuant to a fixed schedule, which requires that (1) the amount of benefits or reimbursements provided during one calendar year shall not affect the amount of benefits or reimbursements to be provided in any other calendar year, (2) the reimbursement of any eligible expense shall be made no later than the last day of the calendar year following the year in which the expense was incurred, and (3) the right to reimbursement or benefits hereunder is not subject to liquidation or exchange for another benefit. Any gross-up payment made hereunder shall be made no later than the end of the calendar year following the calendar year in which Executive remits the related taxes to the applicable taxing authorities.

5. Options and Restricted Stock. Any stock options or restricted stock granted to the Executive by the Company that are not vested as of the Retirement Date shall then become fully vested. To the extent this Article II, Section 4 changes the terms of stock options or restricted stock held by the Executive now or in the future in a manner that is beneficial to the Executive, this Article II, Section 4 shall be deemed to be an amendment to the agreement between the Company and the executive setting forth the terms of such awards and shall form part of such agreement.

ARTICLE III

NONDISCLOSURE, NONSOLICITATION

OF EXECUTIVES, PROPRIETARY RIGHTS

AND COMPETITION

1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Confidential Information” shall mean information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) of the past, current or prospective business or operations of the Company, its consolidated subsidiaries and any joint ventures in which the Company participates (the “Tidewater Group”), that as of the Retirement Date is not publicly known, whether or not marked confidential, including without limitation information relating to any (i) services, projects or jobs, (ii) estimating or bidding procedures, (iii) bidding strategies, (iv) business plans, actual or potential business acquisitions or joint ventures, (v) trade secrets, (vi) marketing data, strategies or techniques, (vii) financial reports, budgets, projections, or cost analyses, (viii) pricing information and analyses, (ix) employee lists, (x) customer records, customer lists, and customer source lists, and (xi) internal notes and memoranda relating to any of the foregoing, provided that Confidential Information shall not include any information, knowledge or data that is now, or hereafter becomes, known to the public (other than by breach of this Agreement by the Executive or breach by any other party of a confidentiality obligation owed to the Company), and further provided that it shall not include any non-Company-specific knowledge of accounting, tax or financial practices and procedures that are known to or practiced by chief financial officers or other corporate officers in the ordinary course of their job performance.

(b) “Business” means the businesses of (i) providing vessel services for the offshore oil and gas, marine construction, LNG terminal support and other related industries and (ii) vessel construction and repair.

2. Nondisclosure of Confidential Information. Until the second anniversary of the Consulting Service Termination Date (as defined in Article III, Section 8 below), the Executive shall hold in a fiduciary capacity and for the benefit of the Company all Confidential Information which shall have been obtained by the Executive during the tenure of Executive’s employment or consulting relationship (whether prior to or after the date of this Agreement) and shall use such Confidential Information solely in the good faith performance of his duties for the Company. Until the second anniversary of the Consulting Termination Date, the Executive agrees (a) not to communicate or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver promptly to the Company upon its written request any Confidential Information in his possession. In the event that the provisions of any applicable law or the order of any court would require the Executive to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Executive shall give the Company, unless it is unlawful to do so, prompt prior written notice of such required disclosure and , and if possible given the terms of any production order of the judicial governmental or administrative body, an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings. The provisions of this paragraph shall automatically expire without any requirement of notice or other communication between the parties.

3. Limited Covenant Not to Compete. Until the Consulting Service Termination Date (the “Restricted Period”), Executive agrees that within any jurisdiction that is specified in Appendix A, in which any member of the Tidewater Group carries on the Business, so long as any member of the Tidewater Group carries on a like line of business therein (collectively, the “Subject Areas”), Executive will restrict his activities within the Subject Areas during the Restricted Period as follows:

(a) Executive will not, directly or indirectly, for himself or others, own, manage, operate, control, be employed in an executive, managerial or supervisory capacity by, or otherwise engage or participate in or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Business within any of the Subject Areas; provided, however, that nothing contained herein shall prohibit Executive from making passive investments as long as Executive does not beneficially own more than 1% of the equity interests of a publicly traded business enterprise engaged in the Business within any of the Subject Areas. For purposes of this paragraph, “beneficially own” shall have the same meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934.

(b) Executive will not solicit any customer of any member of the Tidewater Group for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously-established relationship existing between such person or entity and the Tidewater Group;

Executive agrees that he will from time to time upon the Company’s request promptly execute any supplement, amendment, restatement or other modification of Appendix A as may be necessary or appropriate to correctly reflect the jurisdictions which, at the time of such modification, should be covered by Appendix A and this Article III Section 3. Furthermore, Executive agrees that all references to Appendix A in this Agreement shall be deemed to refer to Appendix A as so supplemented, amended, restated or otherwise modified from time to time.

4. Non-solicitation. Executive agrees to refrain from the following activities until the Consulting Service Termination Date:

(a) Executive also agrees that he will not make contact with any of the employees of the Tidewater Group with whom he had contact during the course of his employment by the Tidewater Group for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s relationship with the Tidewater Group. In addition, Executive will not hire, on behalf of himself or any company engaged in the Business, any employee of the Tidewater Group, whether or not such engagement is solicited by Executive.

(b) The provisions of this paragraph shall automatically expire without any requirement of notice or other communication between the parties on the Consulting Service Termination Date.

5. Proprietary Rights. The Executive agrees to and hereby does assign to the Company all his right, title and interest in and to all inventions, business plans, work models or procedures, whether or not patentable, which are made or conceived solely or jointly by him:

(a) At any time during the term of his employment by the Company, or

(b) With the use of time or materials of the Company.

The Executive agrees that, to a reasonable extent and through the Consulting Service Termination Date, he will communicate to the Company or its representatives all facts known to him about such proprietary information, to sign all necessary instruments, make all necessary oaths and generally, at the Company’s expense, to do everything reasonably practicable (without expense to the Executive) to aid the Company in obtaining and enforcing proper legal protection for all such matters in all countries and in vesting title to such proprietary information in the Company. At the Company’s request (during or after the term of this Agreement) and expense, the Executive will promptly execute a specific assignment of title to the Company, and perform any other acts reasonably necessary to implement the foregoing assignment.

6. Injunctive Relief; Other Remedies. Executive acknowledges that a breach by Executive of Section 2, 3, 4 or 5 of this Article III would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of Section 2, 3, 4 or 5 of this Article III, the Company shall be entitled to injunctive relief restraining Executive from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Executive, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach. In addition to the exercise of the foregoing remedies, the Company shall have the right upon the occurrence of any such breach to cancel the Retirement Payment and any unpaid salary, bonus, commissions or reimbursements otherwise outstanding at the time of such breach. In particular, Executive acknowledges that the payments provided hereunder are conditioned upon Executive fulfilling any noncompetition and nondisclosure agreements contained in this Article III. In the event Executive shall at any time materially breach any noncompetition or nondisclosure agreements contained in this Article III, the Company may suspend or eliminate payments under Article II during the period of such breach. Executive acknowledges that any such suspension or elimination of payments would be an exercise of the Company’s right to suspend or terminate its performance hereunder upon Executive’s breach of this Agreement; such suspension or elimination of payments would not constitute, and should not be characterized as, the imposition of liquidated damages. Nothing contained herein shall be deemed to impair the Executive’s right to indemnification provided to the Executive pursuant to the Company’s certificate of incorporation,, bylaws or the Delaware General Corporation Law.

7. Executive’s Understanding of this Article. Executive acknowledges that the geographic scope and duration of the covenants contained in Article III, Section 3 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by Executive, (ii) the nature and wide geographic scope of the operations of the Company and its subsidiaries, and (iii) Executive’s level of control over and contact with the business and operations of the Tidewater Group. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Article III invalid or unenforceable.

8. Consulting Arrangement. On or before June 1, 2008, the Company and the Executive shall enter into a Consulting Agreement, with the term of the Consulting Agreement to commence with the termination of the Executive’s employment by the Company. The Consulting Agreement shall have a term of two years, with the Company having the option to extend the term of the Consulting Agreement for an additional two years, during which the Executive shall be paid a fee of $200.00 per hour for consulting services requested by the Company, not to be less than 16 hours per month. The exercise of the option to extend shall be delivered in writing to the Executive no later than 60 days prior to the end of the initial two-year term, and the fee paid to the Executive during the two year extension period shall be increased to $250.00 per hour. The Company will not require the Executive to provide consulting services pursuant to the Consulting Agreement for an amount of time that would cause the Executive to not be considered, following the termination of his employment by the Company, as having separated from service from the Company within the meaning of Section 409A of the Code or the Company’s Supplemental Executive Retirement Plan. As used in this Agreement, the term “Consulting Service Termination Date” shall refer to the date that the Consulting Agreement terminates.

ARTICLE IV

WAIVERS AND RIGHT OF REVOCATION

1. Waiver and Release by Executive. In consideration of the Company’s agreement to enter into and to provide the terms of this Agreement, Executive hereby and forever, irrevocably and unconditionally, waives and releases any and all rights, claims and causes of action against any member of the Tidewater Group (and their respective directors, officers and shareholders) under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Louisiana Employment Discrimination Law, La. R.S. 23:331 et seq.; the Louisiana penalty wage statute, La. R.S. § 631 and 632; or any other federal, state, or local statute, law, rule or regulation concerning employment discrimination or otherwise concerning the employment relationship. In addition, it is understood and agreed that by this Agreement, Executive waives any claims he may have against the Company based on any other theory of liability, statutory or non-statutory, in contract or in tort for wrongful or constructive discharge or breach of any express or implied employment contract or agreement.

2. Termination of Change of Control Agreement and Prior Agreement. Effective with the execution of this Agreement, the Prior Agreement shall be terminated and all rights of the Executive thereunder shall be extinguished. On the Retirement Date, the Change of Control Agreement between the Executive and the Company dated September 30, 2000 shall terminate, and all rights of the Executive thereunder shall be extinguished. Between the date of this Agreement and the Retirement Date, the Executive, in the event of a change of control (as defined in the Change of Control Agreement), may choose to exercise his rights under either the Retirement Agreement or the Change of Control Agreement, but not both.

3. Review and Consultation. It is understood and agreed that Executive has entered into and executed this Agreement voluntarily and that such execution by Executive is not based upon any representations or promises of any kind made by the Company or any of its representatives except as expressly recited in this Agreement. Executive further acknowledges that he has read and fully understands each paragraph of this Agreement, that he was advised in writing by the Company to consult with an attorney prior to executing this Agreement, and that he has availed himself of legal or other counsel to the full extent that he desires. Executive also acknowledges that he was advised in writing by the Company that he could take up to twenty-one (21) days within which to consider and sign this Agreement and that he has considered this Agreement to the full extent that he desires. Executive also agrees and acknowledges that the consideration provided under this Agreement is in addition to any other payments, benefits or other things of value to which he is entitled- including but not limited to , payment of accrued vacation, rights under benefit plans of the Company (including but not limited to, any earned but deferred amounts (bonus bank) or rights under the Company’s Certificate of Incorporation or bylaws as in effect as of the date of this Agreement- and that he would not be entitled to any of the consideration provided under this Agreement in the absence of his execution and acceptance of this Agreement.

4. Right of Revocation. Executive shall have seven (7) days following the execution of this Agreement within which to exercise a right of revocation, and this Agreement will not be enforceable or effective, and no payments shall be made hereunder, until the expiration of such seven-day period. Any such revocation of this Agreement must be communicated in writing and delivered in person or by fax to the Company as specified in Article V, Section 2 not later than the close of business on the seventh (7th) day following the execution of this Agreement by both parties. Otherwise, such revocation shall be of no force or effect.

ARTICLE V

MISCELLANEOUS

1. Binding Effect; Successors.

(a) This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns, but the Company may assign this Agreement only (i) to one of its affiliates, provided the Company guarantees such affiliate’s performance of its obligations under this Agreement, or (ii) pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company; and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

(b) This Agreement is personal to the Executive and shall not be assignable by the Executive without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution, or succession.

2. Notices. All notices hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows:

If to the Company, to:

Tidewater Inc.

Pan-American Life Center

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

Attention: Dean E. Taylor

Facsimile: 504-566-4511

Email: detaylor@tdw.com

If to the Executive, to:

J. Keith Lousteau

136 W. Ruelle Drive

Mandeville LA 70471

Facsimile: 504-566-4511

Email: loosetoe@charter.net

or such other address as to which any party hereto may have notified the other in writing.

3. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Louisiana and, with respect to any dispute hereunder, the Company and Executive each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts sitting in Louisiana for resolution of such dispute, and further agree that service of process may be made upon him or it in any legal proceeding relating to this Agreement by any means allowed under Louisiana law. Each party irrevocably waives any objection he or it may have as to the venue of any such suit, action or proceeding brought in such a court or that such a Louisiana court is an inconvenient forum.

4. Withholding. The Executive agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated under plans in which the Executive participates.

5. Amendment, Waiver. No provision of this Agreement may be modified, amended or waived except by an instrument in writing signed by both parties.

6. Waiver of Breach. The waiver or ratification by either party of a breach of this Agreement shall not be construed as a waiver or ratification of any subsequent breach by either party to this Agreement.

7. Remedies Not Exclusive. No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

8. Company’s Reservation of Rights. The Executive acknowledges and understands that the Executive serves at the pleasure of the board of directors and that the Company has the right at any time to terminate the Executive’s status as an Executive of the Company, or to change or diminish his status, subject to the rights of the Executive to claim the benefits conferred by this Agreement.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10. Company’s Representations. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, that the Agreement has been duly authorized by all necessary corporate action, that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization or any applicable law or regulation and that this Agreement is enforceable in accordance with its terms.

11. Entire Agreement. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

12. No Acceleration of Payments and Benefits. No acceleration of payments and benefits provided herein shall be allowed, unless permitted by Section 409A.

13. Non-Mitigation. The parties agree that the Executive shall not be obligated to seek other employment or take any other action to mitigate the amounts payable to the Executive pursuant to this Agreement.

14. Additional Company Representation. The Company represents that, as of the date of this Agreement, and based on the facts and information now known to its senior management, it does not believe that a reasonable basis exists for the Company to assert a legal or equitable claim against the Executive grounded in a breach or alleged breach by the Executive of any law or the breach or alleged breach by the Executive of any fiduciary duty owed to the Company or its stockholders. The Executive acknowledges and agrees that this representation does not, and shall not be deemed to, constitute a release by the Company of any claims that the Company hereafter determines that it has or may have against the Executive.

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the Amendment Date.

COMPANY:

TIDEWATER INC.

By:	/s/ Dean E. Taylor
Name:	Dean E. Taylor
Title:	Chairman of the Board, President and
Chief Executive Officer

EXECUTIVE:

/s/ J. Keith Lousteau

APPENDIX A

Parishes of the State of Louisiana

Acadia
Allen
Ascension
Assumption
Avoyelles
Beauregard
Calcasieu
Cameron
East Baton Rouge
East Feliciana
Evangeline
Iberia
Iberville
Jefferson
Jefferson Davis
Lafayette
Lafourche
Livingston
Orleans
Plaquemines
Pointe Coupee
Rapides
St. Bernard
St. Charles
St. Helena
St. James
St. John the Baptist
St. Landry
St. Martin
St. Mary
St. Tammany
Tangipahoa
Terrebonne
Vermillion
Washington
West Baton Rouge
West Feliciana

Jurisdictions Outside Louisiana

Texas Counties:

Harris
Sabine

Orange
Jefferson
Chambers
Galveston
Montgomery
Brazoria
Matagorda
Jackson Calhoun
Victoria
Aransas
Kleberg
San Patricio
Nueces
Kenedy
Willacy
Cameron
Dallas
Tarrant
Johnson
Ellis

Florida Counties:

Broward
Dade
Palm Beach
St. John’s
Duval
Manatee
Pinellas
Hillsborough
Escambia
Okaloosa
Santa Rosa

Alabama Counties:

Mobile
Baldwin

Mississippi Counties:

Hancock
Harrison
Jackson
Pearl River

The parties acknowledge and agree that Tidewater is a company with extensive worldwide and offshore operations and it is the parties intent that the noncompetition covenant be given as broad a geographic effect as is lawful. Accordingly, in addition to the foregoing specified locations, it is the parties intent that the noncompetition covenant set forth in the Agreement be given effect throughout the United States and worldwide, to the extent that the Executive would seek to provide services of any nature to a company in competition with Tidewater in any of the jurisdictions in which it operates. To the extent that a court of relevant jurisdiction determines the geographic scope set forth herein to be overbroad, the parties hereby consent to such modification as the court may order such that the broadest possible geographic footprint of the noncompetition covenant is enforceable.